EXHIBIT 3(i)(d)

                 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                   RIGHTS OF CLASS C SHARES/PREFERRED STOCK
                                      OF
                          XECHEM, INTERNATIONAL, INC.


     Xechem International, Inc. (the "Corporation"), a corporation organized and existing under the
General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors at a meeting held on February 29, 1996 adopted a resolution providing for the issuance of up to 40,000 shares of Class C Series 1 Preferred Stock (the "C Series 1 Preferred Stock"), with the following designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:

     (a) Ranking. Subject to Section 6(c) of the Articles of Incorporation, the C Series 1 Preferred Stock shall rank senior to the Corporation's Class A Preferred Stock and 8% Preferred Stock, with respect to the payment of dividends, senior to the Corporation's Class A Preferred Stock with respect to liquidation preference and on a parity with the 8% Preferred Stock with respect to liquidation preference.

     (b) Dividends. The holders of C Series 1 Preferred Stock shall be entitled to receive, when, if and as declared by the board of directors out of funds legally available for the purpose, dividends in cash at the rate of 8% per annum from the date of issuance through the date of conversion to Common Stock as set forth in Section 4(e). The dividends shall be paid quarterly, in arrears, no later than the 30th day following the end of each calendar quarter during which the Preferred Stock is issued and outstanding. Dividends on the C Series 1 Preferred Stock shall be cumulative from and after the date of original issuance, whether or not earned or declared, and whether or not there shall be funds of the Corporation legally available for the payment of such dividends. Accruals and accumulations of dividends shall not bear interest. All unpaid C Series 1 Preferred Stock dividends shall be prorated up to and including the conversion date from either the date of original issuance or the end of the calendar quarter as of which the last dividend payment was made.

     (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the C Series 1 Preferred Stock shall be entitled to receive or to have set apart for them, before any payment or distribution of the assets of the Corporation shall be made or set apart for any Class or Series of stock of the Corporation ranking junior to the C Series 1 Preferred Stock with respect to liquidation preference, an amount equal to $100 per share, plus an amount equal to all dividends accrued, accumulated, and unpaid thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If the assets of the Corporation distributable to shares of the


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     C Series 1  Preferred  Stock  and to the  shares  of any class or series of stock of the Corporation ranking on a parity with the C Series 1 Preferred Stock with respect to liquidation preference shall be insufficient to provide for full payment of the preferential amounts to which the holders thereof are respectively entitled, the Corporation shall make payments on shares of the C Series 1 Preferred Stock and on shares of any such class or series ratably in accordance with the preferential amounts to which such shares are respectively entitled.

     For purposes of this Section 6(c), no sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation, no reorganization of the Corporation, and no consolidation or merger of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary.

     (d) Voting. Other than as provided by law or in this Section 6(d), the holders of the C Series 1 Preferred Stock shall not be entitled to vote at any election of directors or on any other matter submitted to stockholders of the Corporation.

     So long as any shares of C Series 1 Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative votes or written consent of the holders of at least a majority of the aggregate number of outstanding shares of C Series 1 Preferred Stock, amend, alter, or repeal any of the provisions of the Certificate of Incorporation of the Corporation so as to affect the holders of the C Series 1 Preferred Stock materially and adversely.

     (e) Conversion. At any time from 60 days following the date of issuance of the C Series 1 Preferred Stock up to and including the first anniversary of such issuance, any share of C Series 1 Preferred Stock automatically shall be converted, at the option of the holder of such share, and on the first anniversary of such issuance each share of outstanding C Series 1 Preferred Stock automatically shall be converted into Common Stock. The C Series 1 Preferred Stock will be converted into a number of shares of Common Stock equal to that number of Common Shares as can be purchased by the quotient of $100 divided by the "Conversion Price," with any fractional amounts to, at the option of the Corporation, either to be redeemed for cash equal to such fractional amount, or rounded up to the nearest whole Common Stock share of the Corporation. The Conversion Price shall be seventy-five percent (75%) of the "Closing Price" of the Common Stock. The "Closing Price" will be the average closing bid price of the Common Stock over the five-day trading period ending on the last trading day prior to the date of conversion, provided however that the Conversion Price may not exceed the average closing bid price of the Common Stock over the five day trading period ending on the day prior to the date on which the C Series 1 Preferred Stock first issues nor may it be less than $1.25 per share of Common Stock. Any holder of C Series 1 Preferred Stock may exercise such conversion right by delivery to the Corporation of a notice (a "Conversion Notice"), at any time commencing 60 days following issuance of the C Series 1 Preferred Stock to which the notice relates, stating the number of shares of C Series 1 Preferred Stock to be converted and to be accompanied by the certificate or certificates for the shares to be so converted. Delivery shall be deemed to occur effective as of the date the Corporation or its transfer agent has

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     physical  custody of the Conversion  Notice and stock  certificates for the
     Series 1 Preferred Stock, provided, however that the Conversion Notice may be delivered by facsimile for purposes of fixing the date of conversion so long as the stock certificates are in physical custody of the Corporation or its transfer agent not later than the fifth business day after the facsimile is sent. If not so received, the date on which the Corporation or its transfer agent has physical custody of the stock certificates shall control for purposes of fixing the date of conversion. The Corporation shall or shall cause any transfer agent to, as promptly as practicable after receipt of any Conversion Notice, but in no event later than the third business day following the date on which the Corporation has received both the Conversion Notice and the stock certificates deliver to the holder of the shares converted a certificate or certificates, in the name of such holder, for the shares of Common Stock to which such holder is entitled and for any shares of C Series 1 Preferred Stock represented by the certificate or certificates delivered by the holder which were not converted. The Corporation will not issue any fractional shares of Common Stock upon conversion of C Series 1 Preferred Stock into Common Stock. In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, effective provision shall be made, in the Certificate or Articles of Incorporation of the resulting or surviving corporation or in any contracts of sale and conveyance, for the protection of the conversion rights of the shares of the C Series 1 Preferred Stock. Should there be a stock split, reverse
     stock  split,   consolidation,   reorganization  or  other  change  to  the
     Corporation's capital structure, the conversion rights with respect to the C Series 1 Preferred Stock shall be equitably adjusted to result in convertibility to the same percentage of beneficial ownership of the Common Stock as if such transaction had not occurred.


     IN WITNESS WHEREOF, Xechem International, Inc. has caused the Certificate to be signed by Ramesh C. Pandey, its Chairman of the Board of Directors, President and Chief
 Executive Officer, this 9th day of April, 1996.


                                            XECHEM INTERNATIONAL, INC.

                                            /s/ Ramesh C. Pandey
                                          Ramesh C. Pandey, President and Chief
                                            Executive Officer
ATTEST:

/s/ Leonard A. Mudry
Leonard A. Mudry, Secretary


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